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Exhibit 99

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

Lydall, Inc. desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Form 8-K in order to do so. The following factors have been discussed in various prior SEC filings, however, the Company wishes to formally outline specific risk factors pertinent to its 1996 results as forecast by management and is thus filing this Form 8-K.

Lydall has considered the following market conditions in determining its forward-looking statements in general and its sales and earnings projections for 1996 specifically. In the Company's view, significant, unforeseen changes in the following areas could cause Lydall's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Lydall.

 .    A Major Downturn of the U. S. Automotive Market. Although Lydall's
     dependency on the strength of the automotive market is not a one-to-one relationship, a significant downturn of the U. S. automotive industry would have a substantial impact on Lydall's results. Twenty-eight percent of Lydall's total sales in 1995 were to the U.S. automotive market. Lydall's primary automotive products are thermal barriers and heat shields employed both inside and outside of vehicles and filtration/thermal materials for pyrotechnic air-bag inflators. Most of Lydall's automotive products are supplied to unique, niche applications. There is no direct correlation between the number of Lydall parts on a vehicle and the number of units built, as with tires or steering wheels for instance. Slight movements in the number of automobiles and trucks built by U.S. OEM's have relatively little effect on Lydall's business; however, a major downward shift could prevent Lydall from achieving its projected 1996 results.

 .    A Significant Change in the Number of Clean Rooms being Built. Lydall's high-efficiency air filtration business is tied to the fabrication of clean rooms around the world. In 1995 and 1996 the demand for these air filtration media has been the strongest the Company's ever seen. This strength has been forecast by various industry reports to continue for the near future. Lydall relies on these forecasts, feedback from its filtration customers and its own market knowledge. Lydall's forward-looking statements and 1996 projections are based in part on the belief that the current strength of the clean-room

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     industry will continue for the foreseeable future; however, if a significant downturn in this market were to occur, it would have a negative impact on Lydall's results.

 .    Raw Material Pricing in the Materials Handling Business. Lydall
     manufactures materials handling slip sheets from laminated virgin kraft. This business is sensitive to virgin fiber costs which tend to vary. In 1995, costs of these raw materials were extremely high, and Lydall, in turn, raised its prices partially accounting for higher than average growth in sales. In 1996, raw material costs have declined markedly, and Lydall has reported a decline in sales of this product line for the first quarter ended March 31, 1996 compared to the same quarter in 1995. Lydall's 1996 projections to date have taken into consideration slower growth of its materials handling business for the year. The materials handling business is one area where the market pushes for price reductions that directly track decreases in raw materials. Any significant change in the price of virgin fiber could make a difference to Lydall's projected 1996 results.

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